FOR IMMEDIATE RELEASE                FOR FURTHER INFORMATION CONTACT:
James E. Lauter
Senior Vice President &
Chief Financial Officer
T: +1 345-815-3932
E: James.Lauter@hlss.com

Home Loan Servicing Solutions, Ltd. Increases Dividend to $0.18 Per Ordinary Share for Each of August and September 2014
GEORGE TOWN, Grand Cayman, August 12, 2014 (GLOBE NEWSWIRE) -- Home Loan Servicing Solutions, Ltd. ® ("HLSS" or the "Company") (Nasdaq: HLSS) announced today that its Board of Directors increased the dividend for the months of August and September 2014 by $0.02 to $0.18 per ordinary share. The dividend will be payable to holders of record of our ordinary shares as follows:

Record Date	Payment Date	Amount per Ordinary Share

August 29, 2014	September 10, 2014	$0.18

September 30, 2014	October 10, 2014	$0.18

“Prepayment speeds in the first half of the third quarter were less than 11% annually – continuing a trend that began in the fourth quarter of 2013,” said John Van Vlack, President and CEO of HLSS. “Increasing our dividend by 2 cents per share per month brings our dividend payout ratio back in line with our target of 90% to 100% of expected earnings. The performance of our assets continues to exceed the expectations we had at the time of their purchase and remains favorable relative to the assumptions used in determining their fair value for financial reporting.”
For more information on prior releases and SEC Filings, please refer to the "Shareholders" section of our website at www.hlss.com.
HLSS is an internally-managed owner of residential mortgage assets with historically stable valuations and cash flows. HLSS' largest asset is mortgage servicing advances that, along with the related servicing rights, are over-collateralized more than 25 times by the underlying residential real estate. HLSS' objective is to generate stable, recurring fee-based earnings and dividends throughout the economic cycle. For more information, visit www.hlss.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release, including, without limitation, statements we make about our business model, dividend, future earnings, asset performance, asset valuation, business strategy and expectations and objectives for our future performance, are forward-looking statements. These forward-looking statements include declarations regarding our management's beliefs and current expectations. All forward-looking statements are subject to certain risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include those risks specific to our business detailed within our reports and filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2013 (the "2013 Form 10-K") as amended by our Amendment No.1 to the 2013 Form 10-K, filed with the SEC on August 11, 2014 (the “Form 10-K/A”) and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (the "Q2 Form 10-Q") filed with the SEC on August 11, 2014. You should not place undue reliance on such forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise forward-looking statements¸ whether as a result of new information, future events or otherwise. You should carefully consider the risk factors described under the heading "Risk Factors" within our Form 10-K/A and our Q2 Form 10-Q.